[logo]                                            NEWS RELEASE
SPECTRIAN                                         For Immediate Release
                                                  Contact:  Ed Supplee, CFO
                                                            Spectrian
                                                            408/745-5529


              Spectrian Announces Sale and Leaseback of Facilities


         SUNNYVALE, Calif. -- December 2, 1996 -- Spectrian Corporation (NASDAQ:SPCT) today announced that on November 19, 1996 it sold and leased back its main facilities at 350 West Java Drive and at 160 Gibraltar Court, Sunnyvale, California. The Company sold the properties to SPEC (CA) QRS 12-20, Inc., which was represented by W.P. Carey & Co. of New York City. Proceeds from the sale of the facilities were $16.3 million, net of fees, commissions and closing costs. The properties are made up of 141,787 square feet of space.

         Spectrian agreed to leaseback the facilities for a term of 15 years at an initial base rent of $1,925,000 per year. The rent is subject to certain increases tied to the cost of living, and Spectrian has options to extend the lease for two five-year periods after the expiration of the initial 15-year term.

         Ed Supplee, Executive Vice President and CFO of Spectrian said, "This sale was for a very attractive price, over $100 per square foot, and it allowed us to pay off all the Company's debt of $11.9 million and put over $4 million in the bank. It substantially improves our liquidity and financial flexibility."

         Spectrian is the leading independent supplier of ultra linear, high power RF amplifiers to wireless communication infrastructure manufacturers worldwide. As an ISO 9001 quality system certified company, Spectrian designs and manufactures power amplifiers for use in microcell and macrocell base stations for cellular, PCS and Fixed Wireless Access telephone networks.

                                      ###

        350 West Java Drive -- Sunnyvale, CA 94089 -- Phone 408-745-5400
         Corporate Fax 408-541-0258 -- Human Resource Fax 408-541-0260
                       Sales & Marketing Fax 408-541-0263